Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG ADDS NEW TANKER CLASS TO ITS CRUDE OIL FLEET WITH FOUR SUEZMAX VESSELS

NEW YORK, NY - September 19, 2007 - Overseas Shipholding Group, Inc. (NYSE:OSG), a market leader in providing energy transportation services, announced today it has expanded its crude oil tanker fleet with the addition of four Suezmax vessels. The vessels complement OSG's crude oil tanker fleet of ULCCs, VLCCs, Aframaxes and Panamaxes. Ranging in size between 120,000 and 200,000 deadweight tons (dwt), Suezmaxes offer greater port flexibility than VLCCs and better economies of scale than Aframax tankers. The addition of the vessel class to OSG's fleet enhances its ability to offer customers a full range of vessel options when transporting crude oil throughout the world.

Mats Berglund, head of OSG's Crude Oil Tanker Strategic Business Unit, commented, "OSG is now the only ship owner in the world that can offer customers service in all crude oil tanker segments as well as lightering. In addition, the vessels enhance our ability to gather market intelligence enabling us to better understand and respond to changes in the market and to better serve the needs of our customers."

  OSG has purchased, sold and bareboat chartered-back two Suezmax tankers from Double Hull Tankers, Inc. (NYSE: DHT). OSG expects to take delivery of a 2001-built 164,000 dwt vessel in December 2007 and the second ship, a 2000-built 153,000 dwt vessel, is expected to deliver to OSG in the first quarter of 2008. The vessels have been chartered for seven and 10 years, respectively.
  OSG has time chartered-in two 156,000 dwt sister ships for three years. The vessels, currently under construction in China, are expected to deliver in the fourth quarter of 2008.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.
Contact:	Overseas Shipholding Group, Inc. Jennifer L. Schlueter Head of Corporate Communications and Investor Relations +1 212-578-1634

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